Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

UNITED THERAPEUTICS ANNOUNCES
COMMENCEMENT OF ENROLLMENT IN PIVOTAL TRIALS OF
OVAREX FOR ADVANCED OVARIAN CANCER

Silver Spring, MD and Wellesley, MA, January 23, 2003: United Therapeutics Corporation (NASDAQ: UTHR) announced today that its wholly owned subsidiary Unither Pharmaceuticals has randomized and dosed the first patients in two identical pivotal clinical trials of OvaRex® MAb (oregovomab), an investigational immunotherapeutic monoclonal antibody being developed for the treatment of stage III/IV advanced ovarian cancer following successful completion of front-line therapy.

These double-blind placebo-controlled trials called IMPACT I and II will be conducted simultaneously at over 50 centers throughout the United States and are expected to be fully enrolled in approximately 15 months. The primary endpoint for the trials is time to disease relapse between active and placebo groups, with secondary objectives including comparison of quality of life, immune response and safety between the two groups. Patients will also be followed for survival.

OvaRex targets CA125, a specific ovarian tumor marker present in circulation and on cancer cells that escaped removal following primary surgical treatment of advanced ovarian cancer. OvaRex is designed to help patients fight their disease by stimulating a novel immune response.

OvaRex, which is administered intravenously once a month for three months and then quarterly thereafter, has received both Orphan Drug Designation and Fast-Track status by the U.S. Food and Drug Administration. OvaRex is the first of a platform of several immunotherapeutic monoclonal antibody cancer therapeutics being developed by United Therapeutics. The other potential therapies are for the treatment of prostate, breast, pancreatic, lung, colorectal and multiple myeloma cancers.

“We are pleased to have commenced enrollment in IMPACT I and II, our two pivotal Phase 3 registration trials,” said Peter C. Gonze, Chief Operating Officer of Unither Pharmaceuticals. “With over 350 patients in the combined studies, the program will constitute the largest double-blind placebo-controlled trial ever in the ‘watchful waiting’ period of advanced ovarian cancer, where there are currently no approved treatments.”

Ovarian cancer, the deadliest of women’s reproductive cancers, is the fifth leading cause of cancer deaths among U.S. women, occurring in 1 out of 57 women. The American Cancer Society estimates that 13,900 American women die from ovarian cancer annually, with 23,300 new cases of ovarian cancer diagnosed in 2002. Overall, the five-year survival rate for stage III/IV disease is estimated to be 29%. Although most patients initially respond to surgery and chemotherapy with a complete response, the relapse rate is estimated to be approximately 85%. Once relapse occurs, there is no known curative therapy.

A list of participating sites in the IMPACT I and II trials may be obtained by accessing www.clinicaltrials.gov and entering the keyword: OvaRex.

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.

The statement made in this press release about the estimated date of completion of enrollment of the OvaRex pivotal clinical trials is a forward-looking statement which represents United Therapeutics’ expectations concerning future events. These expectations are subject to risks and uncertainties such as those described in United Therapeutics’ reports on Form 10-K and Form 10-Q as filed with the Securities and Exchange Commission, which may cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in United Therapeutics’ reports and documents filed with the Securities and Exchange Commission. United Therapeutics undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or any other reason.